Exhibit (a)(5)(E)
PROGRESS SOFTWARE CORPORATION COMMENCES TENDER OFFER TO ACQUIRE
NEON SYSTEMS
      Bedford, Massachusetts and Sugar Land, Texas — December 29, 2005 — Progress Software Corporation (Nasdaq: PRGS), a global supplier of application infrastructure software used to develop, deploy, integrate and manage business applications, today announced that it has commenced, through its wholly owned subsidiary Noble Acquisition Corp., a cash tender offer to purchase all of the outstanding shares of common stock of NEON Systems, Inc. (Nasdaq: NEON), a leader in mainframe integration.
      The tender offer is being made pursuant to the previously announced definitive merger agreement between Progress and NEON dated December 19, 2005. Upon the closing of the tender offer, NEON stockholders will receive $6.20 in cash for each share of NEON common stock tendered. Following the purchase of shares in the tender offer, Noble Acquisition Corp. and NEON will merge, and NEON will become a wholly owned subsidiary of Progress. Owners of NEON shares not purchased in the tender offer will be entitled to receive $6.20 per share in cash in the merger. Upon the closing of the transaction, NEON will become part of DataDirect Technologies, the software industry leader in standards-based data connectivity and an operating unit of Progress Software Corporation.
      Progress today has filed with the Securities and Exchange Commission a tender offer statement on Schedule TO setting forth in detail the terms of the tender offer. NEON today has filed with the Commission a solicitation/recommendation statement on Schedule 14D-9 setting forth, among other things, the recommendation of NEON’s board of directors that NEON stockholders accept the tender offer and tender their shares pursuant to the tender offer, as well as the conclusion of NEON’s board of directors that the merger agreement and the transactions contemplated thereby (including the tender offer and the merger) are advisable and are fair to and in the best interests of NEON and NEON’s stockholders.
      The tender offer will expire at 12:00 midnight on January 27, 2006, unless extended in accordance with the merger agreement and the applicable regulations of the Securities and Exchange Commission. Consummation of the tender offer is subject to customary conditions, including the tender of a majority of the shares of common stock of NEON, termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and other customary conditions. The holders of approximately 44% of NEON’s outstanding common stock, including its executive officers, directors and John J. Moores, have agreed to support the transaction and to tender their shares in the tender offer, subject to the terms of their voting and tender agreements.
Additional Information
      Progress has filed with the Securities and Exchange Commission a tender offer statement on Schedule TO, and will mail the Offer to Purchase and related documents to NEON stockholders. NEON has filed with the Commission, and will mail to NEON stockholders, a solicitation/recommendation statement on Schedule 14D-9. NEON stockholders are advised to read Progress’ tender offer statement and NEON’s solicitation/recommendation statement because they will contain important information about Progress, Neon and the tender offer and the merger. NEON stockholders may obtain free copies of these statements from the Securities and Exchange Commission’s website at www.sec.gov, or by contacting Progress Investor Relations at (781) 280-4101 or jstewart@progress.com or (703) 749-1401 or charles.gold@datadirect.com.
About NEON
      NEON Systems, Inc. (Nasdaq: NEON) — the Mainframe Integration Experts — is a leading provider of enterprise-class mainframe integration solutions, delivering the industry’s first Mainframe Services Bus (MSB) for seamless interoperability with distributed systems: Shadow RTE, which is the only unified mainframe integration platform to support the entire range of requirements for Service-Oriented Architectures (SOA) and Event-Driven Architectures (EDA) — key requirements to underpin the Real-time Enterprise. NEON’s Shadow technology is designed to reduce the complexity of mainframe integration allowing large organizations with significant commitment to mainframe systems to streamline incumbent technologies and lower total cost of ownership. NEON’s Shadow z/Services and Shadow z/Events offerings attack the emerging mainframe Web services and real-time mainframe event-driven markets and are unique in their depth and breadth of support for the requirements of such markets. With extensive mainframe integration expertise, NEON is uniquely qualified to solve the complexities of supporting new business initiatives that must integrate with critical mainframe systems. For more information on Powering the Real-time Enterprise, visit www.neonsys.com.
About Progress Software Corporation
      Progress Software Corporation (Nasdaq: PRGS) is a global industry leader providing application infrastructure software for all aspects of the development, deployment, integration and management of business applications through its operating units: Progress OpenEdge Division, Sonic Software, DataDirect Technologies, and Progress Real Time Division. Headquartered in Bedford, Mass., Progress can be reached at www.progress.com or +1-781-280-4000.
About DataDirect Technologies
      DataDirect Technologies is focused on data access, enabling software developers at both packaged software vendors and in corporate IT departments to create better applications faster. DataDirect Technologies offers the most comprehensive, proven line of data connectivity components available anywhere. Developers worldwide depend on DataDirect® products to connect their applications to an unparalleled range of data sources using standards-based interfaces such as ODBC, JDBC and ADO.NET, as well as cutting-edge XML query technologies. More than 250 leading independent software vendors and thousands of enterprises rely on DataDirect Technologies to simplify and streamline data connectivity. DataDirect Technologies is an operating company of Progress Software Corporation (Nasdaq: PRGS). For more information, visit www.datadirect.com.
Safe Harbor Language
      Except for the historical information and discussions contained herein, statements contained in this release about Progress, NEON and the acquisition may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing of the consummation of the tender offer and merger. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to the following: uncertainties as to the timing of the tender offer and merger, the uncertainty as to how many NEON stockholders will tender their shares, the risk that competing offers will be made, the possibility that other closing conditions to the tender offer or merger may not be satisfied, the risk that Progress may encounter unanticipated difficulties or delays in integrating the business and products of NEON with its own, the risk that important customers, suppliers, business partners or key executives of NEON might terminate their business relationships with NEON, which could detract from the expected benefits of the acquisition, an unexpected increase in costs related to the acquisition, the receipt and shipment of new orders for the combined company, the timely release of enhancements to the combined company’s products, the growth rates of certain market segments, the positioning of the combined company’s products in those market segments, variations in the demand for customer service and technical support from the combined company, pricing pressures and the competitive environment in the software industry, business and consumer use of the Internet, and the combined company’s ability to penetrate international markets and manage its international operations. Progress and NEON disclaim any intent or obligation to update publicly any forward-looking statements whether in response to new information, future events or otherwise. For further information regarding risks and uncertainties associated with Progress and NEON and information concerning the acquisition, please refer to Progress’s and NEON’s filings with the Securities and Exchange Commission, including Progress’s and NEON’s annual reports on Form 10-K for the fiscal years ending 2004 and subsequently filed reports.

      DataDirect is a registered trademark of Progress Software Corporation, or one of its affiliates or subsidiaries, in the U.S. and other countries. Shadow RTE is a trademark of NEON Systems, Inc., in the U.S. and other countries. Any other trademarks or service marks contained herein are the property of their respective owners.
Contact Information:
Progress Software Corporation
John Stewart, 781-280-4101
jstewart@progress.com

or

DataDirect Technologies
Charles Gold, 703-749-1401
Charles.Gold@datadirect.com

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